Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Ipsidy Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	4,522,059	$3.59	$16,234,191.81	0.0000927	$1,504.91
Fees Previously Paid

	Total Offering Amounts					$16,234,191.81		$1,504.91
	Total Fees Previously Paid							—
	Total Fee Offsets							---

	Net Fee Due							$1,504.91

(1)	Up to 4,522,059 shares of common stock (i) issued as payment of a stock origination fee in connection with the issuance of senior secured convertible notes (the “Convertible Notes”), (ii) issuable upon the conversion of the outstanding principal amount of the Convertible Notes, (iii) issuable upon the conversion of accrued and unpaid interest with respect to such principal amount or as payment of accrued interest, at the registrant’s option, in the manner permitted by the Convertible Notes, (iv) issued as payment of a facility commitment fee to Stephen J. Garchik under a credit facility agreement, and (v) issued pursuant to certain subscription agreements, may be sold from time to time pursuant to this Registration Statement by the selling shareholders named herein. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement also includes additional shares of common stock issuable upon stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $3.59, the rounded average of the high and low reported sales prices of the registrant’s common stock on the NASDAQ Capital Market on April 20, 2022.